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                                                                Exhibit 99.1



NEWS RELEASE                                       FOR RELEASE JULY 28, 2005
CONTACTS:                                          6 a.m. Eastern Time
Patty Frank, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

     KENDLE REPORTS RECORD NET SERVICE REVENUES AND NEW BUSINESS AWARDS FOR
                               SECOND QUARTER 2005

     o Second quarter net service revenues of $50.0 million represent a 21% increase over second quarter 2004

     o Operating income of approximately $3.7 million significantly improved from less than $300,000 in second quarter 2004

     o Record new business awards of $80 million represent a 38% improvement from the same quarter a year ago

     o Total business authorizations of $273 million are an all-time Company high, up 33% from second quarter 2004

     o    Operating margin of 7.3% up from 6.0% in first quarter 2005

CINCINNATI, July 28, 2005 -- Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported second quarter 2005 financial results.

Net service revenues for second quarter 2005 were a record $50.0 million, an increase of 21 percent over net service revenues of $41.2 million for second quarter 2004. Earnings per diluted share of $0.10 for the second quarter of 2005 (including a one-time, non-cash charge to reflect the write-off of deferred state income tax assets) represents a 400 percent increase over the $0.02 per share reported for the second quarter 2004. Excluding the non-cash charge, earnings per diluted share for the second quarter totals $0.19.

Net service revenues by geographic region for the second quarter were 56 percent in North America, 40 percent in Europe and 4 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 34 percent of net service revenues for second quarter 2005 compared to 39 percent of net service revenues for second quarter 2004.

Reimbursable out-of-pocket revenues and expenses were $11.2 million for second quarter 2005 compared to $12.0 million in the same quarter a year ago.

Income from operations for second quarter 2005 was approximately $3.7 million, or 7.3 percent of net service revenues, compared to income from operations of less than $300,000 in second quarter 2004. Net income for the quarter was approximately $1.4 million, or $0.10 per diluted share, compared to net income of $211,000, or $0.02 per share, in second quarter 2004. Excluding the one-time, non-cash charge noted previously, net income for the quarter was $2.6 million, or $0.19 per diluted share.

The one-time charge results from adoption of a comprehensive change in Ohio corporate tax laws, effective June 30, 2005, which provides for the phase-in of a Commercial Activities Tax ("CAT") on gross receipts. Concurrent with the phase-in of the CAT, the Ohio income tax, net worth tax, and personal property tax will be phased out. The non-cash charge primarily consists of net operating loss carry-forwards and totals approximately $1.2 million or $0.09 per share.


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However, the Company anticipates that the net effect of this tax law change will benefit the Company's earnings in future years.

New business awards were a record $80 million for second quarter 2005. Contract cancellations for the quarter were $10 million. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled an all-time Company high of $273 million at June 30, 2005, up 33 percent from $206 million at June 30, 2004.


"Kendle again delivered strong financial results highlighted by record new business authorizations, solid revenue growth and improved operating margins," said Candace Kendle, PharmD, Chairman and CEO. "These results underscore our strong customer focus and commitment to improved operational efficiency to drive continued growth and profitability in the second half of 2005 and beyond."


Cash flow from operations for the quarter was a positive $3.1 million. Cash and marketable securities totaled $29.9 million, including $400,000 of restricted cash, and bank borrowings totaled $5.5 million at June 30, 2005. Days sales outstanding in accounts receivable were 47 and capital expenditures for second quarter 2005 totaled $1.0 million.

Net service revenues for the six months ended June 30, 2005, were $97.7 million compared to net service revenues of $82.0 million for the six months ended June 30, 2004. Net service revenues by geographic region were 56 percent in North America, 40 percent in Europe and 4 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 36 percent of net service revenues for the six months ended June 30, 2005.

Reimbursable out-of-pocket revenues and expenses were $22.1 million for the six months ended June 30, 2005, compared to $23.0 million in the same period a year ago.

Income from operations for the six months ended June 30, 2005, was approximately $6.5 million, or 7 percent of net service revenues, compared to $983,000 or 1 percent of net service revenues, in the six months ended June 30, 2004. Net income for the first six months of 2005 was approximately $3.6 million, or $0.26 per diluted share, compared to net income of $884,000, or $0.07 per diluted share, in the first six months of 2004. Excluding the write-off of deferred state tax benefits, earnings per diluted share for the first six months of 2005 was $0.35.

Cash flow from operations for the six months ended June 30, 2005, was a positive $7.2 million. Capital expenditures for the six-month period in 2005 totaled $2.6 million.

Kendle will host its second quarter 2005 conference call July 28, 2005, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Aug. 28, 2005.


ABOUT KENDLE

Kendle International Inc. (Nasdaq: KNDL) is among the world's leading global clinical research organizations. We deliver innovative and robust clinical development solutions -- from first-in-human studies through market launch and surveillance -- to help the world's biopharmaceutical companies maximize product life cycles and grow market share. With the expertise of our more than 1,800 associates worldwide, Kendle has conducted clinical trials or provided regulatory, pharmacovigilance and validation services in 70 countries. Additional information and investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company's Web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company's ability to manage growth and to continue to attract and retain qualified personnel, the Company's ability to complete additional acquisitions and to integrate newly acquired businesses, the Company's ability to penetrate new markets, the fixed price nature of contracts or the loss of large contracts, cancellation or delay of contracts, the progress of ongoing contracts, the ability to maintain existing customer relationships or enter into new ones, cost overruns, the Company's sales cycle, the effects of exchange rate fluctuations, and other factors described in the Company's filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of July 28, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

                                       ###


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                            Kendle International Inc.
                   Condensed Consolidated Statement of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                           Three Months Ended                  Six Months Ended
                                                                June 30,                           June 30,
                                                      ---------------------------         ---------------------------
                                                        2005              2004              2005              2004
                                                      ---------         ---------         ---------         ---------
Net service revenues                                  $  49,965         $  41,217         $  97,652         $  82,003
Reimbursable out-of-pocket revenues                      11,153            11,998            22,071            22,998
                                                      ---------         ---------         ---------         ---------
Total revenues                                           61,118            53,215           119,723           105,001
                                                      ---------         ---------         ---------         ---------

Costs and expenses:
  Direct costs                                           27,152            24,221            52,878            47,482
  Reimbursable out-of-pocket costs                       11,153            11,998            22,071            22,998
  Selling, general and administrative expenses           17,042            14,391            33,896            28,667
  Depreciation and amortization                           2,119             2,270             4,377             4,569
  Severance and office consolidation costs                 --                  48              --                 302
                                                      ---------         ---------         ---------         ---------
  Total costs and expenses                               57,466            52,928           113,222           104,018
                                                      ---------         ---------         ---------         ---------

Income from operations                                    3,652               287             6,501               983

Other income (expense):
  Interest expense                                         (141)             (201)             (288)             (415)
  Interest income                                           258                84               440               164
  Other                                                      92              (178)              293               285
  Gain on debt extinguishment                              --                 343               300               597
                                                      ---------         ---------         ---------         ---------

Income before income taxes                                3,861               335             7,246             1,614

Income taxes                                              2,419               124             3,659               730
                                                      ---------         ---------         ---------         ---------


Net income                                            $   1,442         $     211         $   3,587         $     884
                                                      =========         =========         =========         =========

Income per share data:
Basic:

      Net income per share                            $    0.11         $    0.02         $    0.27         $    0.07
                                                      =========         =========         =========         =========

      Weighted average shares outstanding                13,329            13,120            13,301            13,096

Diluted:

      Net income per share                            $    0.10         $    0.02         $    0.26         $    0.07
                                                      =========         =========         =========         =========

      Weighted average shares outstanding                13,783            13,349            13,713            13,351




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                            Kendle International Inc.
                       Selected Balance Sheet Information
                                 (In thousands)
                                   (Unaudited)

                                           June 30, 2005            December 31, 2004
                                           -------------            -----------------
Cash, cash equivalents and
  marketable securities (including
  restricted cash)                           $ 29,851                    $28,907

Net Receivables                                31,592                     31,100

Total assets                                  156,047                    162,680

Bank borrowings                                 5,459                      7,203

Shareholders' equity                          104,778                    102,775
